Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated January 3, 2014

PRICING SUPPLEMENT No. 393 dated January     , 2014

(To Product Supplement No. 4 dated May 2, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

$

Wells Fargo & Company

Medium–Term Notes, Series K

ETF Linked Securities

Upside Participation To A Cap And Contingent Downside Securities

Principal at Risk Securities Linked to the iShares® MSCI EAFE ETF due January     , 2016

Issuer:	Wells Fargo & Company (“Wells Fargo”)
Market Measure:	iShares® MSCI EAFE ETF (the “Fund”)
Pricing Date:	January , 2014
Issue Date:	January , 2014 (three business days after the pricing date)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Redemption Amount:

The “redemption amount” per security will equal:

•    if the ending price is greater than the starting price: the lesser of:

(i) $1,000 plus:

                                 [$1,000 x [(ending price – starting price)/starting price] x participation rate]; and

(ii) the capped value;

•    if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•    if the ending price is less than the threshold price: $1,000 minus:

                        [$1,000 x [(starting price – ending price)/starting price]]

If the ending price is less than the threshold price, the redemption amount will be less than the original offering price per security and you will lose more than 25%, and possibly all, of your investment.

Stated Maturity Date:	January , 2016. If the calculation day is postponed, the stated maturity date will be postponed to the third business day after the calculation day as postponed.
Starting Price:	, the fund closing price of the Fund on the pricing date.
Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Capped Value:	The “capped value” will be determined on the pricing date and will be within the range of 120% to 124% of the original offering price per security ($1,200 to $1,240 per security). As a result of the capped value, the maximum total return at maturity of the securities will be 20% to 24% of the original offering price.
Threshold Price:	, which is equal to 75.0% of the starting price.
Participation Rate:	125%
Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Calculation Day:	January , 2016. If such day is not a trading day, the calculation day will be postponed to the next succeeding trading day. The calculation day is also subject to postponement due to the occurrence of a market disruption event.
Calculation Agent:	Wells Fargo Securities, LLC
Agent:	Wells Fargo Securities, LLC. The agent expects to make a profit by selling, structuring and, where applicable, hedging the securities.
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP Number:	94986RSN2

On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $979.40 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $975.40 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-5 and “Risk Factors” in the accompanying product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	—	$1,000
Total

(1)

Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

INVESTMENT DESCRIPTION

The Principal at Risk Securities Linked to the iShares® MSCI EAFE ETF due January     , 2016 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the iShares® MSCI EAFE ETF (the “Fund”) from its starting price to its ending price. The securities provide:

(i) the possibility of a leveraged return at stated maturity if the value of the Fund increases from its starting price to its ending price, provided that the total return at maturity of the securities will not exceed the maximum total return of 20% to 24%, as determined on the pricing date;

(ii) repayment of principal at stated maturity if, and only if, the ending price of the Fund is not less than the starting price by more than 25%; and

(iii) full downside exposure to decreases in the value of the Fund from the starting price if the ending price is less than the starting price by more than 25%,

in each case subject to the credit risk of Wells Fargo. You will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.

If the ending price declines by more than 25% from the starting price, you will lose more than 25%, and possibly all, of your investment in the securities.

The Fund is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada.

You should read this pricing supplement together with product supplement no. 4 dated May 2, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. 4 dated May 2, 2012, filed with the SEC on May 2, 2012:

  http://www.sec.gov/Archives/edgar/data/72971/000119312512204552/d342637d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

  http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

The original offering price of each security of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares Trust. None of BTC, BFA or iShares Trust makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares Trust will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI EAFE ETF.

PRS-2

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including interest rates; the volatility of the Fund; the time to maturity of the securities; dividend yields on the securities held by the Fund; the volatility of currency exchange rates; and the correlation between currency exchange rates and the Fund. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Selected Risk Considerations—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Potential Conflicts Of Interest Could Arise Between You And Us.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the securities from you at any time up to the issue date or during the 3-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-

PRS-3

month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-4

SELECTED RISK CONSIDERATIONS

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

•

If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 25%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity. If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the value of the Fund to the extent it is below the starting price (expressed as a percentage of the starting price). The threshold price is 75% of the starting price. For example, if the Fund has declined 25.1%, you will not receive any benefit of the contingent downside protection feature and you will lose 25.1% of your original investment. As a result, you will not receive any protection if the price of the Fund declines significantly and you may lose more than 25%, and possibly all, of the original offering price per security at maturity even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price. The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

•

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers. The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

•

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market. Secondary market prices, if any, for the securities will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in market conditions and other relevant factors. Any secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

•

If WFS or any of its affiliates purchases the securities from you at any time up to the issue date or during the 3-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

•

Potential Conflicts Of Interest Could Arise Between You And Us. In addition to the potential conflicts of interest described in the product supplement, the estimated value of the securities set forth on the cover page of this pricing supplement was calculated for us by WFS, which is our affiliate. This calculation may present a conflict between us and our affiliates and you.

PRS-5

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain. See “Material Tax Consequences” on page PRS-9 of this pricing supplement.

PRS-6

THE iSHARES MSCI EAFE ETF

The iShares MSCI EAFE ETF is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada. According to publicly available information, on July 1, 2013, the name of the iShares MSCI EAFE ETF changed from the iShares MSCI EAFE Index Fund to the iShares MSCI EAFE ETF. The information about the iShares MSCI EAFE ETF contained herein updates the information under “The iShares MSCI EAFE Index Fund” in Annex A to the product supplement.

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the price of the iShares MSCI EAFE ETF at any time from Bloomberg under the symbol “EFA” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

PRS-7

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI EAFE ETF for each quarter in the period from January 1, 2004 through December 31, 2013 and for the period from January 1, 2014 to January 2, 2014.

	High	Low	Period-End
2004
First Quarter	$48.10	$45.12	$47.20
Second Quarter	$48.10	$43.38	$47.67
Third Quarter	$47.40	$44.47	$47.13
Fourth Quarter	$53.42	$47.13	$53.42
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter	$59.89	$56.90	$58.98
Second Quarter	$63.53	$57.03	$57.38
Third Quarter	$65.05	$57.55	$63.79
Fourth Quarter	$67.06	$62.71	$67.06
2014
January 1, 2014 to January 2, 2014	$65.93	$65.93	$65.93

PRS-8

MATERIAL TAX CONSEQUENCES

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to the Fund. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-25 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the securities will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the securities. Because the application of the constructive ownership rules to the securities is unclear, you should review the discussion set forth under “United States Federal Income Tax Considerations—Section 1260 of the Code” on page PS-24 of the product supplement for a more detailed discussion of the application of Section 1260 to your securities, and we also urge you to discuss the tax consequences of your investment in the securities with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

In addition, if you are a not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” in the product supplement (a “Non-U.S. Holder”), you should review the discussions set forth under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-27 of the product supplement (subject to the supplementary information in the second following paragraph) and “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-27 of the product supplement, except that the discussion in the following paragraph replaces the discussion of regulations proposed under Section 871(m) of the Code in the product supplement.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to a Non-U.S. Holder in respect of financial instruments that reference U.S. stocks. Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument. These rules apply only to instruments acquired on or after March 5, 2014, and therefore they generally should not apply to an initial Non-U.S. Holder that acquires the securities in this offering. It is possible, however, that withholding requirements under these rules will apply to securities acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the Fund on or after March 5, 2014. Moreover, it is

PRS-9

possible that a withholding agent may withhold on payments made to an initial Non-U.S. Holder that purchases the securities in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the securities. Additionally, a purchaser of the securities on or after March 5, 2014 that is a Non-U.S. Holder might be subject to withholding under these rules, depending on the facts as of the date of the acquisition. As a result, an initial holder’s ability to transfer the securities on a secondary market, if any, may be further limited because, depending on the facts on the date of transfer, a potential purchaser that is a Non-U.S. Holder may be subject to withholding under these rules. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These proposed regulations are extremely complex. You should consult your tax adviser regarding the U.S. federal income tax consequences to you of these proposed regulations.

Furthermore, official guidance released by the Treasury Department states that withholding under section 1471 of the Code (“FATCA withholding”) (as described under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-23 of the product supplement) will not apply to obligations that are outstanding on July 1, 2014; therefore, the securities will not be subject to FATCA withholding

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-23 of the product supplement and to consult your own tax advisor.

PRS-10

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from us as principal $                     aggregate face amount of securities.

PRS-11